Exhibit 10.6

Charging Station Site Cooperation Contract

Party A: Hainan ZKGC New Energy Co., Ltd.

Party B: Wang Hulin, Zhu Ming

In order to response the policies of China and Hainan Province to promote the development of new energy charging piles, increase green travel, create a healthy home, achieve the purpose of saving energy, reducing emissions and consumption, and benefit people’s livelihood, and strive to promote the popularization and development of new energy electric vehicle charging stations, Party A and Party B have reached the following agreement through friendly negotiation based on the principle of mutual benefit, on the basis of voluntariness, equality and win-win, and in accordance with relevant national laws and regulations:

Article 1: Construction Address of Charging Station

Party B shall provide Party A with 10 parking spaces about 30 meters southeast of the parking lot of Xinxiangti Jiari Plaza in Old Town Development Zone, Chengmai County, Hainan Province to build charging stations.

Article 2: Cooperation Term and Scale

1. The cooperative use period of the charging station site is 15 years (the specific period shall be subject to the time of Party B’s land certificate, property right certificate and lease agreement, within the land use period of Party B), that is, from November 12, 2020 to November 11, 2035, and Party B shall copy the above documents as an annex to this Agreement.

2. One 630 kW transformer and five DC 120 kW double gun charging piles are installed in this charging station.

Article 3: Cooperation Matters

1. Party A is responsible for the installation management, maintenance and service of charging piles, cables and transformers.

2. Party A is responsible for docking the network charging platform and investigating market operation services.

3. Party B is responsible for providing the site for installing charging piles, transformers, cables, broadband networks and other electronic equipment. If the venue is equipped with automatic or manual charging gates, charging vehicles entering the site shall not be charged within two hours, and Party B may charge parking fees for vehicles exceeding two hours.

Article 3: Distribution of Profits

1. After deducting electricity charges from the total monthly turnover (subject to the paid-in amount of power supply bureau), 15% of taxes, APP operation platform fees and site management fees are deducted from the remaining turnover, and the remaining 85% is net profit [turnover-electricity charges-(15% of taxes, APP platform management fees and site management fees) = net profit].

1. Of the 85% net profit, the investment, operation and management of Party A accounts for 95% of the net profit, and the site provided by Party B accounts for 5% of the net profit. The dividend payment time is reconciliation and settlement at the end of each month, and payment is made before the 30th day of the following month.

2. Party A will directly transfer the monthly profit to the bank account designated by Party B. The bank account designated by Party B is:

Account name:

Bank of deposit:

Bank account number:

Article 4: Ownership of Charging Station Equipment

1. The ownership of charging piles, transformers and cables related equipment and facilities in the charging station belongs to Party A.

2. During the use period of the site, the right to use 10 parking spaces shall be owned by Party A.

3. If the contract is terminated due to government demolition, the compensation given by the government shall be owned by Party A.

Article 5: Rights and Obligations of Party A

1. Party A has the right to decide the planning, layout and investment of charging stations.

2. Party A has the right to keep the business secrets of the Company, and Party A has the right to carry out the business of the Company by itself.

3. Party A has the obligation to disclose its operating income and transfer the profits to Party B’s account at the agreed time.

Article 6: Rights and Obligations of Party B

1. Party B has the right to know the income and share of charging stations associated with Party B.

2. During the term of the contract, Party B has the obligation to keep Party A’s business model, business data, specific operation plan, profit sharing between both parties, etc.

3. During the use period of the charging station, Party B has the obligation to coordinate and solve other disputes such as land use right disputes and disputes with the owner.

4. Party B shall assist Party A in on-site management services of the charging station, and shall have the obligation to do a good job in fire protection, public security, hygiene and other related work of the charging station site, and shall have the obligation to ensure the smooth road of charging vehicles in the charging station and the normal charging of charging vehicles.

5. Party B shall not cooperate with other parties during the cooperation period between both parties. If Party B cooperates with other parties or unilaterally terminates the agreement during the cooperation period between both parties, it shall bear the liability for breach of contract, and shall compensate Party A for all the losses caused by it.

Article 7: Other Agreements

1. Party A and Party B shall not change or terminate the Contract in advance at will. If one party needs to change or terminate the Contract in advance, it shall notify the other party in writing more than two months in advance, and the agreement can only be changed or terminated after negotiation and consent of both parties. Otherwise, the breaching party will be investigated for breach of contract liability according to law.

2. Upon expiration of the cooperation period, Party A has the priority to renew the contract.

3. During the cooperation period, if there are matters that need to be supplemented, both parties may sign a supplementary agreement, which has the same legal effect as this agreement.

Article 8: In case of disputes between the two parties during the cooperation period, they can be settled through negotiation. If negotiation fails, they can bring a lawsuit to the local people’s court of Party A.

Article 9: This Agreement shall come into force as of the date of signing and shall be observed by both parties.

This agreement is made in triplicate, with Party A holding two copies and Party B holding one copy, which have the same legal effect.

Party A: Hainan ZKGC New Energy Co., Ltd.	Party B: Wang Hulin, Zhu Ming Seal of unit:

Signature of representative: Liao Jiqi	Signature of representative:
Tel: 18320608889	ID card number:
Tel:

November 13, 2020
November 13, 2020

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